Exhibit 10.3

October 16, 2002

William M. Purdy
2804 North Harrison Street
Arlington, VA 22207

Dear Bill,

This letter serves to confirm the terms and conditions associated with your pending retirement from AMS.

Your current employment arrangements will continue through your last day of work which will be Friday, December 27, 2002.

Beginning January 2003, you will receive payments of $25,000 per month, payable on the 15th of each month, and subject to applicable withholdings, for a period of 12 months; thereafter, subject to review between us. This will take the form of an unfunded, unsecured promise to pay on the part of the Company. This payment will be made to your estate in the event of your death. Your COBRA rights and rights under the AMS Retiree Health Plan will be explained in a separate letter. In addition, you will receive an on target bonus payment on December 30, 2002 of $360,000.

The payments are in consideration of your agreement to provide consulting services to the CEO and the Board, not to exceed 100 days per year following retirement. Appropriate office space and administrative support will be made available to you during the period of your consulting services. We will also reimburse against receipts for reasonable expenses incurred on behalf of the Company.

You may use the title of Director Emeritus, should you so choose. The use of this title does not carry Executive Authority, nor confer any decision-making authority on behalf of AMS.

In addition, you agree to resign from the Board of Directors of AMS effective December 9, 2002.

This agreement shall be binding on AMS and you and upon their respective heirs, representatives, successors and assigns. If a person or entity will become a successor to substantially all of the assets of AMS as a result of a transaction of any kind, and AMS does not obtain an assumption in writing of its obligations under this agreement from the successor, all remaining payments will be paid to you immediately before the transaction occurs. AMS also will make you whole for any golden parachute excise tax due as a result of the accelerated payment.

Bill, your years of loyal and dedicated service to the Company are very much appreciated. I particularly appreciate your assistance to me during this past year. Continue access to your knowledge, guidance and advice is vital to our success as we transition to a new management team and a new AMS and return AMS to a growth path.

I am very pleased with these arrangements and wish you well in your retirement. Please indicate your acceptance of the foregoing by signing the acceptance copy of this letter and returning it to my attention.

Yours sincerely,

/s/ Alfred T. Mockett

Alfred T. Mockett
Chairman and Chief Executive Officer

Accepted this day,	10/16/02	/s/ William M. Purdy

William M. Purdy